EXHIBIT 99.1

Bitstream Inc. Reports Third Quarter 2005 Results

Total revenue increased by $1,059,000 or 38% resulting in the highest quarterly revenue since the Company went public in 1996 contributing to the Company’s attainment of a $312,000 net income or $0.03 diluted net income per share for the third quarter.

CAMBRIDGE, MA—(Business Wire)—November 7, 2005—Bitstream Inc. (Nasdaq: BITS) today reported that its total revenue increased $1,059,000 or 38% to $3,831,000 for the three months ended September 30, 2005 as compared to $2,772,000 for the three months ended September 30, 2004. The Company recorded income from operations of $330,000 for the three months ended September 30, 2005, a $484,000 improvement from the operating loss of ($154,000) recorded for the three months ended September 30, 2004. The Company recorded net income of $312,000 for the three months ended September 30, 2005, a $462,000 improvement from the net loss of ($150,000) recorded for the three months ended September 30, 2004. The Company’s cash and cash equivalents at September 30, 2005 totaled $4,799,000, an increase of $569,000 as compared to $4,230,000 at June 30, 2005 and an increase of $394,000 as compared to $4,405,000 at December 31, 2004.

“The third quarter greatly exceeded our expectations for revenue growth and net profit,” said Anna M. Chagnon, President and Chief Executive Officer. “We not only achieved our revenue targets, we significantly exceeded them as a result of sales growth in all of our product lines ranging from 28% to 44%. Consequently, revenue for the first nine months of 2005 increased $2,726,000 or 33% to $11,035,000 as compared to $8,309,000 for the same period last year. The increase in revenue for the quarter helped the Company to achieve profitability for the second consecutive quarter and for 2005 year to date.”

THIRD QUARTER 2005 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	October 18, 2005 — Bitstream announced that it had renewed its licensing agreement with Corel Corporation. Corel continues to include Bitstream font technology solutions in CorelDRAW® Graphics Suite and WordPerfect® Office. This is the twenty-fifth agreement between the two companies.

•	September 13, 2005 — the Company introduced the Pageflex Persona Cross Media Suite™, a completely new desktop software application enabling targeted and personalized content in both print and email that will be released in December 2005. The product incorporates award-winning variable data and cross-media functionality from Pageflex into a desktop application. The core technology features a robust XML composition engine, designed specifically for variable data, and patented “flex” technology that automatically resizes items on a page based on the amount of custom content added.

•	September 12, 2005 — the Company announced that it would provide JDF integration between Pageflex Storefront™, an award-winning Web-to-print application, and HP Indigo digital color presses. The two companies also are collaborating on marketing, customer education, and sales-related activities.

•	September 9, 2005 — the Company announced that Pageflex had joined Canon U.S.A.’s Imaging Systems Group (ISG) Alliance and Industry Marketing (AIM) program. This agreement enables joint promotion of Pageflex Persona Cross Media Suite™, a new variable data software application for the desktop, to more than 5000 sales representatives across all Canon Authorized Dealer Channels.

•	August 23, 2005 — Bitstream announced that Samsung had licensed Bitstream font technology and printer resident font suites for its laser printers and multi-function printing (MFP) devices.

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August 17, 2005 — the Company announced that Pageflex Storefront™ had won the prestigious GATF InterTech Technology Award for 2005. Pageflex Storefront is a turn-key software package that helps print service providers with limited Web development expertise to enter the variable printing market by making it easy to set up an online literature management and ordering site with robust document customization capabilities. Pageflex Storefront is the only software package for Web-to-print or variable data publishing to be honored with this award, which is recognized industry wide as a mark of excellence and innovation. The judges described the system as “elegant,”“user friendly,” and “amazingly powerful.”

•	August 16, 2005 —the Company announced that ICS Diversified, Inc. (www.icsdiversified.com), one of the largest direct mail production companies in the Midwest, had purchased Pageflex Storefront™ software to help the company expand and enhance its literature fulfillment services to include Web-to-print document customization and online ordering.

•	August 8, 2005 — Bitstream announced that it joined the Symbian Platinum Program to support the growing market for data-enabled mobile phones, also known as smartphones, based on Symbian OS™.

•	August 1, 2005 — Bitstream announced that it had integrated Font Fusion® 3.0, the company’s smallest, most advanced font rasterizing engine, and the fastest font engine on the market today, with Symbian OS™. Symbian develops and licenses Symbian OS, the operating system that powers today’s most popular smartphones.

•	July 21, 2005 — Bitstream announced that Judge Amy J. St. Eve of the U.S. District Court for the Northern District of Illinois Eastern Division ruled in favor of Bitstream on all counts in the case of Monotype Imaging, Inc. (formerly Agfa Monotype Corporation) and International Typeface Corporation v. Bitstream Inc.

•	July 13, 2005 — Bitstream announced that Pocket PC magazine had nominated ThunderHawk, the company’s breakthrough wireless browsing technology, for the publication’s Best Software of 2005 Awards. The awards, now in their fifth year, honor companies that produce outstanding software for Windows Mobile Pocket PC and Smartphone users.

CONFERENCE CALL REMINDER

Today, November 7, 2005, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its third quarter 2005 results:

•	International Dial-in number: 1-703-639-1127
•	Domestic Dial-in number: 1-866-225-2976

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact Bitstream at (617) 497-6222.

A replay of the conference call will be available through November 17, 2005 (access code): 803043

•	International Replay number: 1-703-925-2533
•	Domestic Replay number: 1-888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2004.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks or servicemarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Software license	$3,213	$2,325	$9,209	$6,966
Services	618	447	1,826	1,343

Total revenue	3,831	2,772	11,035	8,309
Cost of revenue:
Software license	1,053	808	3,139	2,285
Services	270	222	871	597

Total cost of revenue	1,323	1,030	4,010	2,882

Gross profit	2,508	1,742	7,025	5,427

Operating expenses:
Marketing and selling	742	590	2,183	1,965
Research and development	943	914	2,924	2,884
General and administrative	493	392	1,679	1,335

Total operating expenses	2,178	1,896	6,786	6,184

Income (loss) from operations	330	(154)	239	(757)
Other income:
Income on investment in DiamondSoft, Inc.	—	—	—	91
Other income, net	14	15	40	58

Income (loss) before provision for income taxes	344	(139)	279	(608)
Provision for income taxes	32	11	33	47

Net income (loss)	$312	$(150)	$246	$(655)

Basic net income (loss) per share	$0.04	$(0.02)	$0.03	$(0.08)

Diluted net income (loss) per share	$0.03	$(0.02)	$0.03	$(0.08)

Basic weighted average shares outstanding	8,676	8,551	8,655	8,495

Diluted weighted average shares outstanding	9,640	8,551	9,478	8,495

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$4,799	$4,405
Accounts receivable, net	1,166	962
Prepaid expenses and other current assets	213	233

Total current assets	6,178	5,600

Property and equipment, net	319	282

Other assets:
Restricted cash	200	250
Goodwill	727	727
Intangible assets	144	174

Total other assets	1,071	1,151

Total assets	$7,568	$7,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$576	$278
Accrued expenses	864	1,199
Deferred revenue	1,021	792

Total current liabilities	2,461	2,269

Long-term liabilities	196	200

Total liabilities	2,657	2,469

Total stockholders’ equity	4,911	4,564

Total liabilities and stockholders’ equity	$7,568	$7,033

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com